Exhibit 12.1


Charles River Laboratories, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In millions, except ratio data)


                                                                                                 Six Months  Six Months
                                                                                                    Ended       Ended
                                     12/31/94  12/30/95  12/28/96  12/27/97  12/26/98  12/25/99    6/26/99     6/24/00
                                     --------  --------  --------  --------  --------  --------  ----------  ----------
 Income before income taxes**        $ 20,822   27,773    26,134    23,839    37,501    35,531      24,319      14,873

 Fixed charges:
    Interest expense                      464      768       491       501       421     9,943         171      19,162
    Amortization of deferred
      financing costs                       -        -         -         -         -       426           -         881
    1/3 rent from operating leases        531      781       981     1,037     1,091     1,319         601         850
                                     --------   ------    ------    ------    ------    ------      ------      ------
    Total fixed charges              $    995    1,549     1,472     1,538     1,512    11,688         772      20,893
                                     ---------------------------------------------------------------------------------
 Earnings + fixed charges            $ 21,817   29,322    27,606    25,377    39,013    47,219      25,091      35,766
                                     ---------------------------------------------------------------------------------
 Ratio of earnings to fixed charges      21.9     18.9      18.8      16.5      25.8       4.0        32.5         1.7
                                     =================================================================================


[Financial data - continued]

                                            Pro Forma
                                     -----------------------
                                     Fiscal Year  Six Months
                                         Ended       Ended
                                       12/25/99    6/24/00
                                     -----------  ----------

 Income before income taxes**           25,348      23,224

 Fixed charges:
    Interest expense                    22,550      11,816
    Amortization of deferred
      financing costs                    1,042         521
    1/3 rent from operating leases       1,319         850
                                        ------------------
    Total fixed charges                 24,911      13,187
                                        ------------------
 Earnings + fixed charges               50,259      36,411
                                        ------------------
 Ratio of earnings to fixed charges        2.0         2.8
                                        ==================


**Includes earnings from equity investments less minority interest